Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-8, dated May 20, 2022, of Wells Fargo & Company, related to the Wells Fargo & Company 2022 Long-Term Incentive Plan, of our reports, dated February 22, 2022, with respect to the consolidated balance sheets of Wells Fargo & Company and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated herein by reference.

/s/ KPMG LLP

Charlotte, North Carolina
May 20, 2022